NEWS RELEASE

FOR IMMEDIATE RELEASE	Contacts:	Billy F. Mitcham, Jr., President & CEO Mitcham Industries, Inc. 936-291-2277
Jack Lascar / Karen Roan

Dennard Rupp Gray & Easterly (DRG&E)

713-529-6600

MITCHAM INDUSTRIES REPORTS RECORD FISCAL 2008 FOURTH QUARTER AND YEAR-END RESULTS
• Revenues up 56% in fiscal 2008
• Operating income up 151% in fiscal 2008
• EPS up 19% in fiscal 2008

HOUSTON – APRIL 8, 2008 – Mitcham Industries, Inc. (NASDAQ: MIND) (the “Company”) today announced financial results for its fiscal 2008 fourth quarter and year ended January 31, 2008.

The Company reported total revenues of $20.8 million for the fourth quarter of fiscal 2008 compared to $11.1 million in the fourth quarter of fiscal 2007. Fiscal 2008 fourth quarter operating income was $4.3 million compared to an operating loss of $147,000 during the fourth quarter a year ago. Net income for the fourth quarter of fiscal 2008 was $3.3 million, or $0.32 per diluted share, compared to net income of $730,000, or $0.07 per diluted share, for the fourth quarter of fiscal 2007.

Bill Mitcham, the Company’s President and CEO, stated, “We are extremely pleased with our record fourth quarter and fiscal 2008 results. Our core equipment leasing business remained strong in fiscal 2008, increasing almost 38 percent over last fiscal year, while sales in our Seamap segment more than doubled from last year. In addition, due to strong customer demand, we acquired $26 million of new lease pool equipment during fiscal 2008, including $13 million in the fourth quarter. These additions, along with the $25.5 million of new equipment added in fiscal 2007, have helped us diversify and strengthen our world-wide market presence.

“We believe the seismic industry is currently experiencing a period of sustained growth as evidenced by strong projected spending by E&P companies over the next few years; increasing demand for seismic equipment; higher channel counts on land seismic surveys; a rapidly expanding marine market; and new, more challenging geographic regions of exploration. With over 70 percent of our revenues coming from outside of North America, we expect to benefit from faster seismic market growth in Europe, Africa, the Middle East and Far East.”

FISCAL 2008 FOURTH QUARTER RESULTS

Total revenues for the fourth quarter rose 87 percent to $20.8 million from $11.1 million in the same period a year ago. Core revenue from equipment leasing, excluding equipment sales, increased 41 percent to $9.6 million from $6.8 million in the same period last year, driven by continued improving demand for seismic equipment, growth in new geographic markets and expansion of the Company’s lease pool equipment. Sales of new seismic, hydrographic and oceanographic equipment also benefited from the strong environment as revenues increased to $6.9 million from $1.4 million in the fiscal 2007 fourth quarter. Sales of lease pool equipment were relatively flat with a year ago at $0.3 million.

Seamap equipment sales for the fourth quarter increased 50 percent to $3.9 million from $2.6 million in the comparable period a year ago, primarily driven by robust demand for the GunLink and BuoyLink product lines. As reported on April 10, 2007, fiscal 2007 fourth quarter results were negatively impacted by issues related to the GunLink 4000 product in the Company’s Seamap segment that reduced revenues and operating income by $3.4 million and $2.3 million, respectively.

Of the $26 million of new lease pool equipment acquired in fiscal 2008, roughly $13 million of it was acquired in the fourth quarter and thus did not contribute significantly to fourth quarter leasing revenues.

Gross profit in the fourth quarter more than doubled to $9.9 million from $4.7 million from the comparable period last year. The improvement in overall gross profit was mainly a result of increased equipment leasing activity along with substantially better gross margins at Seamap.

General and administrative costs for the fourth quarter were $4.9 million, or 24 percent of revenues, versus $4.3 million, or 39 percent of total revenues in the same period a year ago. Operating income for the fourth quarter was $4.3 million compared to an operating loss of $147,000 a year ago.

EBITDA (net income before interest, taxes, depreciation and amortization) for the fourth quarter more than tripled to $7.6 million, or 37 percent of total revenues, compared to $2.3 million, or 21 percent of total revenues, in the same period last year. EBITDA, which is not a measure determined in accordance with generally accepted accounting principles (“GAAP”), is defined and reconciled to reported net income in Note A under the accompanying financial tables.

FISCAL 2008 RESULTS

Total revenues for fiscal 2008 rose 56 percent to $76.4 million from $48.9 million in fiscal 2007. Core revenue from equipment leasing, excluding equipment sales, increased 38 percent to $34.4 million from $24.9 million. Sales of new seismic, hydrographic and oceanographic equipment rose 64 percent to $13.8 million from $8.4 million in fiscal 2007. Lease pool equipment sales decreased 19 percent to $3.5 million in fiscal 2008. Seamap equipment sales for fiscal 2008 increased 121 percent to $24.7 million from $11.2 million in fiscal 2007.

Gross profit for fiscal 2008 rose 55 percent to $35.8 million compared to $23.1 million in fiscal 2007. The increase was largely due to higher leasing revenues and greater production efficiencies at Seamap, as well as the negative impact of the fiscal 2007 GunLink issue. General and administrative costs for fiscal 2008 were $17.4 million, or 23 percent of total revenues, compared to $15.0 million, or 31 percent of total revenues, in fiscal 2007. Operating income for fiscal 2008 increased 151 percent to $16.4 million compared to $6.6 million in fiscal 2007.

The Company incurred income tax expense of $5.5 million in fiscal 2008 compared to an income tax benefit of $1.8 million in fiscal 2007. The tax benefit in 2007 was due to the realization of deferred tax assets in that period. Net income for fiscal 2008 was $11.4 million, or $1.11 per diluted share, compared to $9.3 million, or $0.93 per diluted share, in fiscal 2007. EBITDA for fiscal 2008 was $28.3 million, or 37 percent of revenues, compared to $15.5 million, or 32 percent of revenues, in fiscal 2007.

OUTLOOK

Robert Capps, Executive Vice President and Chief Financial Officer, stated, “Regarding our outlook for fiscal 2009, we expect continued strength in our equipment leasing business. However, because we generated such exceptional revenue growth at Seamap during fiscal 2008, we don’t expect Seamap’s revenues to be up in fiscal 2009, but we do expect improved profit contributions from Seamap this coming year. Therefore, given our current pipeline of business and our fiscal 2009 outlook, we expect revenues to range between $78 million and $82 million, operating income to range between $18 million and $22 million, and earnings per share to range between $1.35 and $1.40 per diluted share.”

CONFERENCE CALL

The Company has scheduled a conference call for Wednesday, April 9, 2008 at 11:00 a.m. Eastern time to discuss fiscal 2008 fourth quarter and year-end results. To access the call, please dial (303) 262-2137 and ask for the Mitcham Industries call at least 10 minutes prior to the start time. Investors may also listen to the conference live on the Mitcham Industries corporate website, http://www.mitchamindustries.com, by logging on that site and clicking “Investors.” A telephonic replay of the conference call will be available through April 17, 2008 and may be accessed by calling (303) 590-3000, and using the passcode 11110567. A web cast archive will also be available at http://www.mitchamindustries.com shortly after the call and will be accessible for approximately 90 days. For more information, please contact Donna Washburn at DRG&E at (713) 529-6600 or email dmw@drg-e.com.

Mitcham Industries, Inc., a geophysical equipment supplier, offers for lease or sale, new and “experienced” seismic equipment to the oil and gas industry, seismic contractors, environmental agencies, government agencies and universities. Headquartered in Texas, with sales and services offices in Calgary, Canada; Brisbane, Australia; Singapore; Ufa, Bashkortostan, Russia; and the United Kingdom and with associates throughout Europe, South America and Asia, Mitcham conducts operations on a global scale and is the largest independent exploration equipment lessor in the industry.

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included herein, including statements regarding potential future results of operations, demand for the Company’s products and services, business strategy and other plans and objectives for future operations, are forward-looking statements. Actual results may differ materially from such forward-looking statements. Important factors that could cause or contribute to such differences include the inherent volatility of oil and gas prices and the related volatility of demand for the Company’s services; loss of significant customers; significant defaults by customers on amounts due to the Company; international economic and political instability; dependence upon additional lease contracts; the risk of technological obsolescence of the Company’s lease fleet; vulnerability of seismic activity and demand to weather conditions and seasonality of operating results; dependence upon few suppliers; and other factors that are disclosed in the Company’s 2007 Annual Report on Form 10-K and its other Securities and Exchange Commission filings and available from the Company without charge. All information in this release is as of the date of this release and the Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.

– Tables to follow –

MITCHAM INDUSTRIES, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

	January 31,	January 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$13,884	$12,582
Accounts receivable, net of allowance for doubtful accounts of $1,512 and $1,212 at January 31, 2008 and 2007, respectively	12,816	11,823
Current portion of contracts receivable	2,964	1,787
Inventories, net	6,352	7,308
Deferred tax asset	1,230	483
Prepaid expenses and other current assets	1,491	2,003
Total current assets	38,737	35,986
Seismic equipment lease pool and property and equipment, net	53,179	35,432
Intangible assets, net	3,692	2,127
Goodwill	4,358	3,358
Deferred tax asset	1,505	5,094
Long-term portion of contracts receivable and other assets	2,430	1,305

Total assets	$103,901	$83,302

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$16,729	$16,343
Current maturities — long-term debt	1,500	1,500
Income taxes payable	1,967	328
Deferred revenue	872	948
Accrued expenses and other current liabilities	3,674	3,177
Total current liabilities	24,742	22,296
Non-current income taxes payable	3,391	—
Long-term debt	—	1,500

Total liabilities	28,133	23,796
Commitments and contingencies (Note 11 & 15)
Shareholders’ equity:
Preferred stock, $1.00 par value; 1,000 shares authorized; none issued and outstanding	—	—
Common stock $.01 par value; 20,000 shares authorized; 10,708 and 10,601 shares issued at January 31, 2008 and January 31, 2007, respectively	107	106
Additional paid-in capital	71,929	67,385
Treasury stock, at cost (921 and 919 shares at January 31, 2008 and 2007, respectively)	(4,805)	(4,781)
Retained earnings (deficit)	662	(6,142)
Accumulated other comprehensive income	7,875	2,938

Total shareholders’ equity	75,768	59,506

Total liabilities and shareholders’ equity	$103,901	$83,302

MITCHAM INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	For the Three Months		For the Year
	Ended January 31,		Ended January 31,
	2008	2007	2008	2007
Revenues:
Equipment leasing	$9,632	$6,801	$34,364	$24,942
Lease pool equipment sales	335	306	3,488	4,297
Seamap equipment sales	3,913	2,634	24,720	11,227
Other equipment sales	6,923	1,354	13,849	8,444

Total revenues	20,803	11,095	76,421	48,910

Cost of sales:
Direct costs — equipment leasing	550	358	1,846	2,167
Direct costs — lease pool depreciation	2,990	2,105	10,403	7,612
Cost of lease pool equipment sales	59	85	1,019	1,961
Cost of Seamap and other equipment sales	7,351	3,803	27,347	14,087
Total cost of sales	10,950	6,351	40,615	25,827

Gross profit	9,853	4,744	35,806	23,083
Operating expenses:
General and administrative	4,905	4,277	17,425	14,970
Provision for doubtful accounts	295	251	460	251
Depreciation and amortization	366	363	1,476	1,307

Total operating expenses	5,566	4,891	19,361	16,528

Operating income (loss)	4,287	(147)	16,445	6,555
Interest and other income, net	166	238	482	902
Income before income taxes	4,453	91	16,927	7,457
Provision (benefit) for income taxes	1,106	(639)	5,488	(1,828)

Net income	$3,347	$730	$11,439	$9,285

Net income per common share:
Basic	$0.34	$0.08	$1.18	$0.97
Diluted	$0.32	$0.07	$1.11	$0.93
Shares used in computing net income per common share:
Basic	9,743	9,630	9,698	9,596
Diluted	10,356	10,120	10,282	10,026

MITCHAM INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended	Year Ended January
	January 31, 2008	31, 2007
Revenues:
Equipment leasing	$34,364	$24,942
Lease pool equipment sales	3,488	4,297
Seamap equipment sales	24,720	11,227
Other equipment sales	13,849	8,444
Total revenues	76,421	48,910

Cost of sales:
Direct costs – equipment leasing	1,846	2,167
Direct costs – lease pool depreciation	10,403	7,612
Cost of lease pool equipment sales	1,019	1,961
Cost of Seamap and other equipment sales	27,347	14,087
Impairment of lease pool assets	—	—

Total cost of sales	40,615	25,827

Gross profit	35,806	23,083

Operating expenses:
General and administrative	17,425	14,970
Provision for doubtful accounts	460	251
Depreciation and amortization	1,476	1,307
Total operating expenses	19,361	16,528

Operating income	16,445	6,555
Other income (expense):
Interest income	687	987
Interest expense	(208)	(151)
Other, net	3	66

Total other income (expense)	482	902

Income before income taxes	16,927	7,457
Provision (benefit) for income taxes	5,488	(1,828)

Net income	$11,439	$9,285

Net income per common share:
Basic	$1.18	$0.97

Diluted	$1.11	$0.93

Shares used in computing income per common share:
Basic	9,698	9,596

Diluted	10,282	10,026

Note A

MITCHAM INDUSTRIES, INC.
Reconciliation of Net Income to EBITDA
(In thousands)
(Unaudited)

	For the Three Months		For the Year
	Ended January 31,		Ended January 31,
	2008	2007	2008	2007
Net income	$3,347	$730	$11,439	$9,285
Interest income, net	(160)	(219)	(479)	(836)
Depreciation, amortization and impairment	3,356	2,468	11,879	8,919
Provision for (benefit from) income taxes	1,106	(639)	5,488	(1,828)

EBITDA (1)	7,649	2,340	28,327	15,540

Stock-based compensation	625	448	2,253	1,645

Adjusted EBITDA(1)	$8,274	$2,788	$30,580	$17,185

(1)	EBITDA is defined as net income (loss) before (i) interest income, net of interest expense, (ii) provision for (or benefit from) income taxes and (iii) depreciation, amortization and impairment of assets. Adjusted EBITDA excludes stock-based compensation. We consider EBITDA and Adjusted EBITDA to be important indicators for the performance of our business, but not measures of performance calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). We have included these non-GAAP financial measures because they provide management with important information for assessing our performance and as indicators of our ability to make capital expenditures and finance working capital requirements. EBITDA and Adjusted EBITDA are not measures of financial performance under GAAP and should not be considered in isolation or as alternatives to cash flow from operating activities or as alternatives to net income as indicators of operating performance or any other measures of performance derived in accordance with GAAP. Other companies in our industry may calculate EBITDA or Adjusted EBITDA differently than we do and EBITDA and Adjusted EBITDA may not be comparable with similarly titled measures reported by other companies.

Mitcham Industries, Inc.
Segment Operating Results
(In thousands)
(Unaudited)

	For the Three Months		For the Year
	Ended January 31,		Ended January 31,
	2008	2007	2008	2007
Revenues
Equipment Leasing	$16,890	$8,461	$51,701	$37,683
Seamap	3,952	3,458	25,383	12,274
Less inter-segment sales	(39)	(824)	(663)	(1,047)
Total revenues	20,803	11,095	76,421	48,910
Cost of Sales
Equipment Leasing	8,916	3,673	23,830	17,531
Seamap	2,034	3,309	17,381	8,927
Less inter-segment costs	—	(631)	(596)	(631)

Total cost of sales	10,950	6,351	40,615	25,827
Gross Profit
Equipment Leasing	$7,974	$4,788	$27,871	$20,152
Seamap	1,918	149	8,002	3,347
Less inter-segment amounts	(39)	(193)	(67)	(416)
Total gross profit	9,853	4,744	35,806	23,083

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